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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (AMENDMENT NO. 20) *



                          WORTHINGTON INDUSTRIES, INC.
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                                (Name of Issuer)


                           COMMON SHARES, NO PAR VALUE
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                         (Title of Class of Securities)

                                    981811 10
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                                 (CUSIP Number)

                                DECEMBER 31, 1999
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             (Date of Event Which Requires Filing of this Statement)


                  Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ] Rule 13d-1(b)
       [X] Rule 13d-1(c)
       [ ] Rule 13d-1(d)

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP NO. 981811 10                                                  Page 2 of 5


1.       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (entities only)
                  John H. McConnell


2.       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a) [ ]
                  Not Applicable
                                                                (b) [ ]
3.       SEC USE ONLY



4.       Citizenship or Place of Organization
                  United States


Number of Shares Beneficially Owned by Each Reporting Person With:

5.       Sole Voting Power
                  15,614,812

6.       Shared Voting Power
                  -0-

7.       Sole Dispositive Power
                  15,614,182

8.       Shared Dispositive Power
                  -0-

9.       Aggregate Amount Beneficially Owned by Each Reporting Person
                  15,614,812

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                  Not Applicable

11.      Percent of Class Represented by Amount in Row 9
                  14.73%

12.      Type of Reporting Person (See Instructions)
                  IN



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CUSIP NO. 981811 10                                                  Page 3 of 5


ITEM 1(a).          NAME OF ISSUER:
                    Worthington Industries, Inc.


ITEM 1(b).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                    1205 Dearborn Drive, Columbus, Ohio  43085


ITEM 2(a).          NAME OF PERSON FILING:
                    John H. McConnell


ITEM 2(b).          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                    1205 Dearborn Drive, Columbus, Ohio  43085


ITEM 2(c).          CITIZENSHIP:
                    United States

ITEM 2(d).          TITLE OF CLASS OF SECURITIES:
                    Common Shares, no par value

ITEM 2(e).          CUSIP NUMBER:
                    981811 10

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION SECTION 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                    (a) [ ] Broker or dealer registered under Section 15 of the
                            Act (15 U.S.C. 78o).

                    (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15
                            U.S.C. 78c).
                    (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).
                    (d) [ ] Investment company registered under Section 8 of the
                            Investment Company Act of 1940 (15 U.S.C. 80a-8).
                    (e) [ ] An investment adviser in accordance with section
                            240.13d-1(b)(1)(ii)(E).
                    (f) [ ] An employee benefit plan or endowment fund in
                            accordance with section 240.13d-1(b)(1)(ii)(F).
                    (g) [ ] A parent holding company or control person in
                            accordance with section 240.13d-1(b)(1)(ii)(G).
                    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
                    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
                    (j) [ ] Group, in accordance with section
                            240.13d-1(b)(1)(ii)(J).

                    IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13D-1(C), CHECK THIS BOX: [X]


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CUSIP NO. 981811 10                                                  Page 4 of 5


ITEM 4.             OWNERSHIP.

                    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

                    (a)      Amount beneficially owned:
                             15,614,182

                    (b)      Percent of class:
                             14.73%

                    (c)      Number of shares as to which the person has:

                             (i)        Sole power to vote or to direct the
                                        vote:
                                            15,614,182


                             (ii)       Shared power to vote or to direct the
                                        vote:
                                            -0-


                             (iii) Sole power to dispose or to direct the disposition of:
                                            15,614,182


                             (iv) Shared power to dispose or to direct the disposition of:
                                            -0-

Note: Excluded are 506,250 shares owned by Mr. McConnell's wife, as to which shares beneficial ownership is disclaimed.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Of the shares listed in Items 4(c)(i) and (iii) above:
13,402,982 are held by JDEL, Inc., a Delaware corporation. Mr. McConnell is the President of JDEL, Inc. and the directors of JDEL, Inc. have given Mr. McConnell the voting and investment power over its Worthington Industries, Inc. shares.

                  The shares listed in Items 4(c)(i) and (iii) include 50,000 shares which may be acquired by Mr. McConnell under options granted under the Worthington Industries, Inc. 1990 Stock Option Plan.

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CUSIP NO. 981811 10                                                  Page 5 of 5


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  Not Applicable.

ITEM 10.          CERTIFICATIONS:

                  The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: January 27, 2000
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                                          /s/ John H. McConnell
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                                          Signature


                                          John H. McConnell
                                          --------------------------------------
                                          Name/Title